Exhibit 99.1

IMMEDIATE RELEASE CONTACTS: Brent Larson, Vice President / CFO 614 822 2330	August 11, 2009 Tim Ryan, The Shoreham Group 646 342 6199

NEOPROBE ANNOUNCES SECOND QUARTER RESULTS
Year-to-Date Device Revenues up 13%
Business Update Provided and Conference Call Scheduled

DUBLIN, OHIO – August 11, 2009 -- Neoprobe Corporation (OTCBB:NEOP - News), a diversified developer of innovative oncology surgical and diagnostic products, today announced consolidated results for the second quarter of 2009 and for the six-month period ended June 30, 2009.  As a result of significant non-cash accounting charges in the second quarter of 2009, Neoprobe reported a net loss attributable to common stockholders of $15.2 million compared to a net loss attributable to common stockholders of $1.0 million for the second quarter in 2008.  For the six months ended June 30, 2009, Neoprobe reported a net loss attributable to common stockholders of $14.4 million compared to a net loss attributable to common stockholders of $2.0 million for the same period in 2008.

As discussed more fully below, the second quarter and year-to-date 2009 net losses included significant non-cash losses due primarily to mark-to-market adjustments related to derivative accounting treatment required for certain financial instruments on the Company’s balance sheet.  Neoprobe’s loss from operations for the second quarter of 2009, which by definition excludes the impact of these mark-to-market adjustments, was $928,000 compared to $454,000 for the second quarter of 2008.  Neoprobe’s loss from operations for the six-month period ended June 30, 2009 was $1.2 million compared to $771,000 for the same period of 2008.

Neoprobe’s second quarter 2009 revenues were $1.8 million compared to $2.3 million for the second quarter of 2008.  Year-to-date revenues for the six-month period ended June 30, 2009 were $4.6 million compared to $4.0 million for the same period of 2008.  Neoprobe’s second quarter 2009 operating expenses were $2.2 million compared to $1.8 million for the second quarter of 2008.  Operating expenses for the six-month period ended June 30, 2009 were $4.3 million compared to $3.2 million for the same period of 2008.

Brent Larson, Neoprobe’s Vice President, Finance and CFO, said, “Device-related revenue for the first half of 2009 increased 13% to $4.6 million compared to $4.0 million for the same period last year.  Revenue from our gamma detection systems accounted for the improvement.   We have also experienced improvement in our gross margin from our device products which increased to 68% for the first half of 2009 compared 61% for the same period in 2008, resulting in a gross profit of over $3.1 million in 2009 year-to-date, an increase of 26% over the prior year.  The improvements in revenue and gross margin were due to the increased share of end customer sales prices we began receiving starting in January of 2009 commensurate with the start of a 5-year extension of our distribution agreement with our primary marketing partner.”

David Bupp, Neoprobe’s President and CEO, said, “During the first half of 2009, our development expenses related primarily to the successful completion of the Lymphoseek® Phase 3 clinical trial in patients with breast cancer or melanoma and preparations for a Phase 3 trial in patients with head and neck squamous cell carcinoma that was initiated in the second quarter of this year.  By comparison, there were minimal clinical trial costs in the first half of 2008.  General and administrative costs remained steady across both periods.”

- more -

 NEOPROBE CORPORATION
ADD - 2

The following are some of the milestones achieved by Neoprobe so far in 2009:

•	Completion of the 1st Phase 3 clinical trial of Lymphoseek (NEO3-05) and announcement that the primary efficacy endpoint was exceeded (based on preliminary results)
•	Commencement of the 5-year extension of the Ethicon gamma detection device distribution agreement
•	Addition of a high energy F18 probe to the gamma detection device product portfolio
•	Initiation of patient enrollment in a 2nd Phase 3 clinical trial for Lymphoseek (NEO3-06 or the “Sentinel” trial) for patients with head and neck squamous cell carcinoma
•	Reached agreement with an investor to exercise all outstanding Series Y Warrants 4 years prior to their expiration resulting in a $3.5 million in cash infusion to the Company
•	Completion of debt restructuring accord reached with an investor allowing elimination of a majority of the Company’s derivative liabilities resulting in more transparent accounting

“In summary, our gamma device business continues to perform well despite the overall economic downturn,” Bupp continued.  “The positive clinical milestones we have achieved and that are anticipated in our radiopharmaceutical development process continue to underscore Neoprobe’s value proposition.”

During the second quarter of 2009, Neoprobe recorded a mark-to-market adjustment of $13.7 million related to accounting for certain of its financial instruments as derivative liabilities under current accounting rules which resulted in a net total mark-to-market adjustment of $12.2 million for the first half of 2009.  In addition, the Company reported total derivative liabilities of $25.6 million on the Company’s balance sheet as of June 30, 2009.  Under the applicable accounting rules for financial instruments, embedded features of the Company’s notes and preferred stock and the warrants to purchase common stock were considered derivative liabilities because these instruments contained language that provided for the resetting of the instruments’ exercise/conversion prices in the event that the Company issues common stock at prices below the exercise/conversion prices of the respective instruments.  Treatment of these instruments as derivative liabilities resulted in them being required to be reflected on the Company’s balance sheet at their fair values (i.e., marked to market) based on certain assumptions, including the trading price of the Company’s common stock.  As the share price of the Company’s common stock has increased over the past several months, significant mark-to-market adjustments have been recorded as non-cash expense in the Company’s statement of operations.  Neoprobe’s management believes that the inclusion of such mark-to-market adjustments in the Company’s financial results does not appropriately communicate the results of the Company’s operating performance and development activities to our investors.  As a result, Neoprobe’s management believes the ability of investors to analyze Neoprobe’s business trends and to understand Neoprobe’s performance may be better served from reviewing certain operational measures such as revenue, development expenses and income (loss) from operations.

On July 24, 2009, Neoprobe agreed with the holder of a majority of the instruments with derivative characteristics, Platinum-Montaur Life Sciences, LLC (Montaur), to eliminate the price reset features that had substantially caused the derivative treatment of the instruments thereby permitting the Company to effectively extinguish the majority of its derivative liabilities.  During the third quarter of 2009, the Company will record an additional $5.6 million in mark-to-market adjustments related to movement in the price of the Company’s common stock from June 30th through July 24th.   As a result of the extinguishment treatment associated with the elimination of the price reset features, the Company will also record $16.2 million in non-cash loss on the extinguishment during the third quarter and will then reclassify approximately $27 million in derivative liabilities to additional paid-in capital.  Following the extinguishment treatment, the Company’s balance sheet will reflect the face value of the $10 million in notes due to Montaur.

- more -

NEOPROBE CORPORATION
ADD - 3

Neoprobe’s President and CEO, David Bupp, and Vice President and CFO, Brent Larson, will provide a business update and discuss the Company’s results for the second quarter and first half of 2009 during a conference call with the investment community scheduled for 11:00 AM ET, Wednesday, August 12, 2009.  The conference call can be accessed as follows:

Conference Call Information
TO PARTICIPATE LIVE:		TO LISTEN TO A REPLAY:
Date: Time: Toll-free (U.S.) Dial in # : International Dial in # :	August 12, 2009 11:00 AM ET 877-407-8033 201-689-8033	Available until: Toll-free (U.S.) Dial in # : International Dial in # : Replay passcodes (both required for playback): Account # : Conference ID # :	August 19, 2009 877-660-6853 201-612-7415 286 329964

About Neoprobe
Neoprobe is a biomedical company focused on enhancing patient care and improving patient outcome by meeting the critical intraoperative diagnostic information needs of physicians and therapeutic treatment needs of patients.  Neoprobe currently markets the neoprobe® GDS line of gamma detection systems that are widely used by cancer surgeons.  In addition, Neoprobe holds significant interests in the development of related biomedical systems and radiopharmaceutical agents including Lymphoseek® and RIGScan® CR.  Neoprobe’s subsidiary, Cira Biosciences, Inc., is also advancing a patient-specific cellular therapy technology platform called ACT.  Neoprobe’s strategy is to deliver superior growth and shareholder return by maximizing its strong position in gamma detection technologies and diversifying into new, synergistic biomedical markets through continued investment and selective acquisitions.  www.neoprobe.com

Statements in this news release, which relate to other than strictly historical facts, such as statements about the Company’s plans and strategies, expectations for future financial performance, new and existing products and technologies, anticipated clinical and regulatory pathways, and markets for the Company’s products are forward-looking statements  The words “believe,” “expect,” “anticipate,” “estimate,” “project,” and similar expressions identify forward-looking statements that speak only as of the date hereof.  Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors including, but not limited to, the Company’s continuing operating losses, uncertainty of market acceptance of its products, reliance on third party manufacturers, accumulated deficit, future capital needs, uncertainty of capital funding, dependence on limited product line and distribution channels, competition, limited marketing and manufacturing experience, risks of development of new products, regulatory risks and other risks detailed in the Company’s most recent Annual Report on Form 10-K and other Securities and Exchange Commission filings.  The Company undertakes no obligation to publicly update or revise any forward-looking statements.

- more -

NEOPROBE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2009	2008
	(unaudited)
Assets:

Cash and investments	$3,133,041	$4,061,220
Other current assets	2,736,370	3,179,504
Intangible assets, net	1,359,459	1,393,485
Other non-current assets	896,621	985,241

Total assets	$8,125,491	$9,619,450

Liabilities and stockholders' deficit:

Current liabilities, including current portion of notes payable	$2,103,734	$2,322,456
Notes payable, long term (net of discounts)	6,175,087	5,922,557
Derivative liabilities	25,557,996	853,831
Other liabilities	502,374	546,331
Preferred stock	3,000,000	3,000,000
Stockholders' deficit	(29,213,700)	(3,025,725)

Total liabilities and stockholders' deficit	$8,125,491	$9,619,450

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2009	2008	2009	2008
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Total revenues	$1,833,743	$2,255,025	$4,558,779	$4,037,817
Cost of goods sold	587,635	906,670	1,436,169	1,566,677
Gross profit	1,246,108	1,348,355	3,122,610	2,471,140

Operating expenses:
Research and development	1,307,978	898,712	2,546,036	1,462,415
Selling, general and administrative	865,763	903,884	1,767,811	1,779,292
Total operating expenses	2,173,741	1,802,596	4,313,847	3,241,707

Loss from operations	(927,633)	(454,241)	(1,191,237)	(770,567)

Interest expense	(461,585)	(470,035)	(918,719)	(801,814)
Change in derivative liabilities	(13,730,204)	(113,442)	(12,204,839)	(500,188)
Other income, net	2,488	18,859	11,982	27,719

Net loss	(15,116,934)	(1,018,859)	(14,302,813)	(2,044,850)

Preferred stock dividends	(60,000)	-	(120,000)	-

Loss attributable to common stockholders	$(15,176,934)	$(1,018,859)	$(14,422,813)	$(2,044,850)

Loss per common share:
Basic	$(0.21)	$(0.01)	$(0.20)	$(0.03)
Diluted	$(0.21)	$(0.01)	$(0.20)	$(0.03)

Weighted average shares outstanding:
Basic	71,316,657	68,526,573	70,908,835	67,905,581
Diluted	71,316,657	68,526,573	70,908,835	67,905,581